Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 2, 2015, in Post-Effective Amendment No. 1 to the Registration Statement (Form S-1 No. 333-196287) and related Prospectus of TimkenSteel Corporation for the registration of 650,000 of its common shares.

/s/ Ernst & Young LLP

Cleveland, Ohio

March 5, 2015